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                                                          EXHIBIT 99


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                                                    SOLUTIA INC.

                               CALCULATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                                (DOLLARS IN MILLIONS)

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                                                                                                       THREE MONTHS
                                         FOUR MONTHS                                                      ENDED
                                            ENDED                                                       MARCH 31,
                                     DECEMBER 31, 1997(1)       1998         1999         2000             2001
                                     --------------------       ----         ----         ----         ------------
Income from continuing
  operations, before income
  taxes and equity earnings
  from affiliates(2)...........              $ 37               $350         $267         $  6             $ 30

Add:
    Fixed charges..............                22                 58           62          114               26
    Amortization of capitalized
      interest.................                 2                  7            7            7                2
    Dividends from affiliated
      companies................                14                 37           60           45                2

Less:
    Interest capitalized.......                (4)                (6)         (13)         (18)              (1)
                                             ----               ----         ----         ----             ----
        Income as adjusted.....              $ 71               $446         $383         $154             $ 59
                                             ====               ====         ====         ====             ====

Fixed charges
    Interest expensed and
      capitalized..............                19                 49           53          101               23
    Amortization of debt
      premium..................               --                 --           --           --               --
    Estimate of interest within
      rental expense...........                 3                  9            9           13                3
                                             ----               ----         ----         ----             ----
        Fixed charges..........              $ 22               $ 58         $ 62         $114             $ 26
                                             ====               ====         ====         ====             ====

Ratio of Earnings to Fixed
  Charges......................              3.23               7.69         6.18         1.35             2.27
                                             ====               ====         ====         ====             ====

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(1) We have not calculated the ratio of earnings to fixed charges for the periods before September 1, 1997. Historical computation of earnings to fixed charges is not considered meaningful before that date because we were not an independent company and Monsanto Company did not allocate debt to us.

(2) Includes restructuring and other unusual items of $122 million for the year ended December 31, 2000, $63 million for the year ended December 31, 1999, and $72 million for the four months ended December 31, 1997.
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